Large turnout for annual meeting

Fiscal Year 2010
Full of Record Results

In recapping fiscal year 2010 results, CEO Steve Hunt told USPB producers attending the annual meeting in Kansas City on December 8 that “our company is positioned well to compete in the beef processing industry.”

USPB’s financial results during fiscal year 2010 strongly support that observation. “Our company again set a record for net income at $161 million compared to $100 million in fiscal year 2009, which was also a record,” Hunt noted. “USPB’s net income per combined Class A and Class B unit was $214 compared to $136 in fiscal year 2009.

“We paid out a record $73.9 million in tax and equity distributions in fiscal year 2010 which doesn’t include the $97 million equity distri‑

Fiscal year 2010 was another year of records for net
income, cash distributions, cattle
quality and grid premiums.

bution we’ll make before the end of calendar year 2010 or the $6.6 million patronage notice redemption that will also be made before the end of 2010,” he added.

“We also paid out a record total grid premium of $24.2 million in fiscal year 2010, which was $33.45 per head. Our producers earned that impressive premium by delivering the highest quality grading cattle in the company’s history—73.4% Choice and Prime carcasses which was 2.8 percentage points higher than last year’s record,” he reported. “In total, we have paid out more than $183 million in grid premiums through the end of fiscal year 2010.”

These financial results are impacting USPB’s unit trade prices. “In fiscal year 2011, we have had 450 USPB Class A units with delivery rights trade for an average of $180.83 per unit,” Hunt said. “The most recent closed transaction was 200 units that sold for an average of $200 per unit. Also, 250 Class B units have traded for an average of $311 per unit in a single transaction.”w

Understanding Book
Versus Taxable Income

By Scott Miller, CFO

USPB unitholders have undoubtedly heard the company’s staff mention, or have received correspondence that refers to, book income and at other times taxable income. The reasons for and the differences between the two can be confusing, but each serves a distinct purpose. This article is meant to address some of the questions that unitholders have and to describe the reason for and purpose of each type of income.

On the surface, it might appear as though USPB is keeping two sets of books, but that is not the case. The one set that we do keep is income presented in accordance with Generally Accepted Accounting Principles (GAAP), which is typically referred to as book income.

When USPB converted to a limited liability company in 2004, a registration statement was filed with the Securities and Exchange Commission (SEC) for the issuance of Class A and Class B units. Among other things, that registration obligates USPB to file its financial results (book income) with the SEC on a quarterly and annual basis. The SEC provides strict oversight in how the financial information is presented in the filings and requires that independent auditors review and audit the filings to ensure that the information is presented according to GAAP. KPMG, LLP serves as the company’s independent auditors. GAAP results in a consistent presentation of financial information across all companies and provides a company’s owners and potential owners with historical financial performance to be considered when making a decision to buy or sell a company’s securities. USPB’s SEC filings can be found at www.sec.gov .

The timing of USPB’s filings is dependent upon the

...continued on page 2

USPB Announces
Base Grid Changes

USPB continually works with the management team at National Beef and our partners to monitor our grids relative to customer preferences and other marketplace dynamics. Due to the industry-wide improvement in carcass quality during the last couple of years, cattle purchased on USPB ’s grids have become less profitable to our processing business compared to cattle purchased from other sources.

Our agreement with our partners states that USPB ’s grids will be no less favorable than any other pricing mechanism utilized by National Beef and competitive with grids offered by the major U.S. beef processors. After much analysis, in order to comply with this agreement, we have concluded that the following grid changes should be made.

Effective for cattle shipping January 3, 2011, the Choice or higher Premium threshold on the Base grid will move from 50 to 55%. The Discount threshold will move from 40 to 45%. Cattle grading between 45 and 55% Choice or higher will receive no premium or discount. Effective for cattle shipping May 3, 2011, the steer premium will be discontinued.

These changes will enable our grids to more closely reflect current market conditions while continuing to offer our producers competitive marketing options which are markedly better than other pricing grids available through National Beef.w

Gardiner, Laue, Morgan
Re-elected to USPB Board

USPB unitholders re-elected Mark Gardiner, Ashland, KS, Doug Laue, Council Grove, KS, and Joe Morgan, Scott City, KS, to our Board of Directors at the company’s annual meeting on December 8. All three Directors will serve three year terms.

Mark Gardiner is President of Gardiner Angus Ranch, Inc., a family owned purebred and commercial Angus operation headquartered at Ashland, KS. Gardiner has served on USPB’s Board of Directors since 1996. Doug Laue owns and operates a grazing program in the Kansas Flint Hills. He has served on our Board of Directors since 1996. Joe Morgan manages and is part owner of Poky Feeders, Inc., near Scott City, Kansas. Morgan has served on USPB’s Board since 2007.

The Board of Directors reappointed Mark Gardiner, Chairman, Duane Ramsey, Vice Chairman and Joe Morgan, Secretary.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

plicated. If you are ever in doubt, look at the correspondence received to determine which type of income it relates to. If it refers to fiscal year, then it relates to book income. If it refers to tax year or calendar year, it relates to taxable income.w

Call USPB With ASV Cattle Projections

✓Age verified cattle projections are required from feed-yards who want to receive USPB's $35 per head ASV premium, which is set through May 2011, as long as export trade with Japan is open and National Beef is approved for that trade. Market rates will be used after May 2011. Please call our office at 866-877-2525 when you place ASV cattle on feed.w

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 11/07/10 to 12/04/10
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.09	64.40
Prime	3.61	6.88
CH & PR	70.02	82.80
CAB	19.45	29.43
BCP	13.82	16.76
Ungraded	1.98	1.16
Hard Bone	0.81	0.25
YG1	13.25	8.61
YG2	41.53	39.08
YG3	37.46	43.18
YG4	7.16	8.49
YG5	0.59	0.65
Light Weight	0.37	0.21
Heavy Weight	2.23	1.35
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$23.39	$43.92
Yield Benefit	$9.21	$14.96
Yield Grade	-$1.91	-$3.22
Out Weight	-$3.38	-$2.00
Steer/Heifer	$0.96	$0.72
ASV	$3.27	$8.93
Natural	$1.32	$4.12
Total Premium	$32.86	$67.43

USPB Non-Conditional Unit Trade Report
	FY 2011 Trades	Most Recent Trade–11/2010
# Class A Units w/Del. Rights	450	200
Avg. Price/Unit	$180.83	$200.00
# Class B Units	250	250
Avg. Price/Unit	$311.00	$311.00
Understanding Book Versus Taxable...	continued from page 1

company's fiscal year, which runs from the beginning of September through the end of August. After each filing, the company sends a letter to the unitholders describing the financial results for the recently completed fiscal quarter or year. These letters are typically sent out in the months of January, April, July, and November and always make reference to the current quarter of the fiscal year. The annual filing, referred to as a 10-K, is filed for the twelve month period ending in August. The financial information in the 10-K is the same as that which is discussed at the annual meeting and included in USPB's annual report, which is mailed out to USPB's unitholders during the first part of December.

Book income is not used for purposes of making cash distributions nor is it reflected on the tax form, Schedule K-1, which is sent to you in mid-February; taxable income is instead used for those two items. Because USPB is structured as a limited liability company, it is required to pass its taxable income through to its unitholders on Schedule K-1. USPB utilizes the services of PricewaterhouseCoopers, LLP to compute the company's taxable income and prepare the K-1's.

Taxable income is essentially adjusted book income. Generally speaking, there are two main factors that cause USPB's book income, which is filed with the SEC, to be different than USPB's taxable income, which is reflected on the K-1's. The first is the measurement period. Book income is calculated based on income over the fiscal year, as opposed to taxable income which is calculated based on income over the calendar year. When USPB was structured as a cooperative, the timeframes for its fiscal year and tax year were the same. When USPB converted to a limited liability company, USPB changed its tax year to be consistent with the calendar year as the majority of its unitholders had calendar year tax years.

The second is that taxable income takes into account certain adjustments that are either permitted or required by the Internal Revenue Service (IRS). The ability to accelerate depreciation is an example of an adjustment that is permitted by the IRS. For purposes of computing book income, an asset is depreciated over its useful life. For tax purposes, the IRS permits you to write the asset off sooner, sometimes 100% in the year of acquisition. By writing the asset off sooner, taxable income is less, which reduces the amount of income tax to be paid. In the end, the same amount of depreciation expense is recognized; it is just recognized sooner for tax purposes.

As mentioned earlier, taxable income serves as the basis for making most cash distributions. As the purpose for making the distributions is to enable the unitholder to pay the tax liability on the taxable income that flows through on the K-1's, cash distributions are based on taxable income. In tax year 2009, USPB started making quarterly cash distributions to assist unitholders who are making quarterly estimated tax payments, which are due in the months of January, April, June, and September. Attached to each distribution check is a cover letter which states the quarter of the tax year that the distribution relates to and the purpose for making the distribution.

The topics of book income and taxable income can be com‑